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                                                                    EXHIBIT 23.6

                                    CONSENT
                                       OF
                           SOUNDVIEW TECHNOLOGY GROUP

     We hereby consent to (i) the inclusion of our opinion letter, dated January 16, 2000, to the Special Committee of the Board of Directors of Oberon Software Incorporated as Annex C to the Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Proxy Statement/Prospectus under the captions entitled "Summary -- Opinion of Financial Advisor," "Summary -- Interests of Financial Advisor," "The Oberon Merger -- Background of the Oberon Merger and Related Agreements," "The Oberon Merger -- Oberon's Reasons for the Oberon Merger," "Recommendation of Oberon's Board of Directors," and "The Oberon Merger -- Opinion of Oberon's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

SOUNDVIEW TECHNOLOGY GROUP


By:  /s/ P.J. Mejean
    -------------------------
    Name: P.J. Mejean
    Title: Managing Director


March 6, 2000